Exhibit 5.1

2049 Century Park East, Suite 2900, Los Angeles, California 90067 · 310.556.1801

March 23, 2021

Board of Directors

NuZee, Inc.

1401 Capital Avenue, Suite B

Plano, Texas 75074

Ladies and Gentlemen:

We are acting as counsel to NuZee, Inc., a Nevada corporation (the “Company”), in connection with the public offering by the Company of up to: (i) 3,194,443 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (“Common Stock”); (ii) 3,194,443 Series A warrants (the “Series A Warrants”) to purchase an equal number of shares of Common Stock; (iii) 3,194,443 Series B warrants (the “Series B Warrants” and, together with the Series A Warrants, the “Warrants”) to purchase one-half of a share of Common Stock, and (iv) 4,791,665 shares (the “Warrant Shares”) of Common Stock issuable upon the exercise of the Warrants. The Shares and Warrants are to be sold and issued in at least 2,777,777 “Units,” with each such Unit consisting of one Share, one Series A Warrant and one Series B Warrant. The Units, Shares, Warrants and Warrant Shares are referred to herein as the “Securities.” The offering by the Company is being made pursuant to a prospectus supplement dated March 19, 2021 and the accompanying base prospectus dated October 2, 2020 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-248531) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable the Company to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement and the Prospectus.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based, as to matters of law, as to the opinions set forth in paragraphs 1 and 4 below, Chapter 78 of the Nevada Revised Statutes, as amended (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level); and as to the opinions set forth in paragraphs 2 and 3, the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

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Polsinelli PC, Polsinelli LLP in California

For purposes of this opinion letter, we have assumed that the Warrant Agent under each of the Warrant Agent Agreement for the Series A Warrants and the Warrant Agent Agreement for the Series B Warrants (together, the “Warrant Agent Agreements”), is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Warrant Agent is duly qualified to engage in the activities contemplated by the Warrant Agent Agreements; that the Warrant Agent Agreements have been duly authorized, executed and delivered by the Warrant Agent and constitute the legal, valid and binding obligation of the Warrant Agent, enforceable against the Warrant Agent in accordance with their respective terms; that the Warrant Agent is in compliance with respect to performance of its obligations under such Warrant Agent Agreements with all applicable laws and regulations; and that the Warrant Agent has the requisite organizational and legal power and authority to perform its obligations under such Warrant Agent Agreements.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(1) the Shares have been duly authorized by the Company and, upon issuance of the Shares pursuant to the terms of the Underwriting Agreement, dated March 19, 2021, by and between the Company and Aegis Capital Corp., as representative of the several underwriters listed in Schedule A thereto (the “Underwriting Agreement”), and receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, the Shares will be validly issued, fully paid, and non-assessable;

(2) the Series A Warrants have been duly authorized by the Company and, when duly executed by the Company and delivered in accordance with the terms of the Underwriting Agreement and the applicable Warrant Agent Agreement, will constitute valid and legally binding obligations of the Company;

(3) the Series B Warrants have been duly authorized by the Company and, when duly executed by the Company and delivered in accordance with the terms of the Underwriting Agreement and the applicable Warrant Agent Agreement, will constitute valid and legally binding obligations of the Company; and

(4) the Warrant Shares have been duly authorized and, when issued upon exercise of the Warrants in accordance with the terms thereof, and the applicable Warrant Agent Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed in paragraph (2) and paragraph (3) with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Warrants are considered in a proceeding in equity or at law), and by the effect of any issuance or promulgation of executive or similar orders.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Securities, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to Polsinelli PC under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Polsinelli PC
Polsinelli PC

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